Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Magma Design Automation, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Magma Design Automation, Inc. of our report dated April 28, 2003, with respect to the consolidated balance sheet of Magma Design Automation, Inc. and subsidiaries as of March 31, 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and related financial statement schedule, which report appears in the March 31, 2005 annual report on Form 10-K of Magma Design Automation, Inc.

/s/ KPMG LLP

Mountain View, California

March 9, 2006